Exhibit 99.1

SYSCO DELIVERS STRONG THIRD QUARTER EARNINGS

Solid local case growth and expense management drives $60 million adjusted operating income improvement

HOUSTON, May 2, 2016—Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended March 26, 2016.¹

Third Quarter Fiscal 2016 Highlights²

•	Sales increased 2.2% to $12.0 billion;

•	Gross profit increased 4.1% to $2.1 billion; gross margin increased 34 basis points to 17.9%;

•	Adjusted operating income increased 16.0% to $438 million; and

•	Adjusted Earnings Per Share (EPS) increased $0.06 to $0.46.

First 39 Weeks Fiscal 2016 Highlights²

•	Sales increased 1.2% to $36.7 billion;

•	Gross profit increased 3.3% to $6.5 billion; gross margin increased 35 basis points to 17.8%;

•	Adjusted operating income increased 7.7% to $1.4 billion; and

•	Adjusted (EPS) increased $0.13 to $1.46.

“Our third quarter financial results were strong as we remained focused on servicing the needs of our customers and made steady progress toward our three-year plan financial objectives. As a result, we generated solid gross profit dollar growth of 4 percent, while effectively managing ongoing deflationary pressures,” said Bill DeLaney, Sysco’s chief executive officer. “Our favorable local case growth and expense management trends have driven improved operating income performance this year, and we are committed to sustaining this momentum in our fourth quarter and into fiscal 2017.”

¹	Financial comparisons presented in this release are compared to the same period in the prior year. Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring and merger-related costs. A reconciliation of non-GAAP measures is included in this release.
²	On a GAAP basis, operating income was $378 million for the third quarter, an increase of 15.4% from the prior year, and $1.3 billion for year to date, an increase of 17.6% from the prior year. Diluted EPS was $0.38 for the third quarter, an increase of 26.7% from the prior year, and $1.26 for year to date, an increase of 22% from the prior year.

Third Quarter Fiscal 2016 Summary

Sales for the third quarter were $12.0 billion, an increase of 2.2% compared to the same period last year. Overall food cost deflation was 0.4% (0.8% in U.S. broadline), as measured by the estimated change in Sysco’s product costs, with deflation in the meat, seafood and poultry categories partially offset by modest inflation in other categories. In addition, sales from acquisitions completed within the last 12 months increased sales by 0.9%, and the impact of changes in foreign exchange rates decreased sales by 1.0%. Case volume for the company’s U.S. broadline operations increased 3.6% during the quarter. Local case growth within U.S. broadline operations increased 3.4%. Gross profit was $2.1 billion, an increase of 4.1% compared to the same period last year. Gross margin increased 34 basis points to 17.9%.

Non-GAAP Operating Income, Net Earnings and EPS

Adjusted operating expenses increased $25 million, or 1.5%, compared to the same period last year, due mainly to higher case volume-related expenses and incentive expense. Adjusted operating income was $438 million, an increase of $60 million, or 16.0%, compared to the same period last year. Adjusted interest expense was $47 million, an increase of $19 million compared to the same period last year, reflecting the increased adjusted debt, the proceeds from which were used primarily to fund the company’s accelerated share repurchase program. Adjusted net earnings were $261 million, an increase of $24 million, or 10.0%, compared to the same period last year. Adjusted diluted EPS was $0.46, which was 15.0% higher compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS

Operating expenses increased $35 million, or 2.0%, compared to the same period last year, due mainly to higher case volume-related expenses and incentive expense. Operating income was $378 million, an increase of $50 million, or 15.4%, compared to the same period last year. Interest expense was $58 million, a decrease of $12 million compared to the same period last year. Net earnings were $217 million, an increase of $40 million, or 22.7%, compared to the same period last year. Diluted EPS was $0.38, which was 26.7% higher compared to the same period last year.

First 39 Weeks of Fiscal 2016 Summary

Sales for the first 39 weeks of fiscal 2016 were $36.7 billion, an increase of 1.2% compared to the same period last year. Overall food cost deflation was 0.5% (0.9% in U.S. broadline), as measured by the estimated change in Sysco’s product costs, with deflation in the meat, seafood, poultry and dairy categories partially offset by modest inflation in other categories. In addition, sales from acquisitions completed within the last 12 months increased sales by 0.6%, and the impact of changes in foreign exchange rates decreased sales by 1.6%. Case volume for the company’s U.S. broadline operations grew 3.6% compared to the same period last year. Local case growth within U.S. broadline operations increased 2.7%. Gross profit was $6.5 billion, an increase of 3.3% compared to the same period last year. Gross margin increased 35 basis points to 17.8%.

Non-GAAP Operating Income, Net Earnings and EPS

Adjusted operating expenses increased $108 million, or 2.1%, compared to the same period last year, due mainly to higher case volume-related expenses and incentive expense. Adjusted operating income was $1.4 billion, an increase of $98 million, or 7.7%, compared to the same period last year. Adjusted interest expense was $127 million, an increase of $46 million compared to the same period last year, reflecting the increased debt, the proceeds from which were used primarily to fund the company’s accelerated share repurchase program. Adjusted net earnings were $848 million, an increase of $57 million, or 7.3%, compared to the same period last year. Adjusted diluted EPS was $1.46, which was 9.8% higher compared to the same period last year.

GAAP Operating Income, Net Earnings and EPS

Operating expenses increased $11 million, or 0.2%, compared to the same period last year, due mainly to higher case volume-related expenses and incentive expense, partially offset by lower merger-related expenses. Operating income was $1.3 billion, an increase of $195 million, or 17.6%, compared to the same period last year. Interest expense was $232 million, an increase of $54 million compared to the same period last year. Net earnings were $734 million, an increase of $120 million, or 19.6%, compared to the same period last year. Diluted EPS was $1.26, which was 22.3% higher compared to the same period last year.

Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $348 million for the first 39 weeks of fiscal 2016. Cash flow from operations was $1.0 billion for the first 39 weeks of fiscal 2016, which was $128 million higher compared to the same period last year. Free cash flow for the first 39 weeks of fiscal 2016 was $641 million, which was $202 million higher compared to the same period last year.

Conference Call & Webcast

Sysco’s third quarter fiscal 2016 earnings conference call will be held on Monday, May 2, 2016, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this news release and a slide presentation will be available online at investors.sysco.com.

	13-Week Period Ended		39-Week Period Ended
Financial Comparison	March 26, 2016	Change	March 26, 2016	Change
Sales:	$12.0 billion	2.2%	$36.7 billion	1.2%
Real Growth (non-gaap) (1)	2.7%	150 bps	2.7%	130 bps
Food Cost Inflation	-0.4%	-410 bps	-0.5%	-530 bps
Acquisitions	0.9%	30 bps	0.6%	0 bps
Impact of Foreign Exchange Rate Translation	-1.0%	30 bps	-1.6%	-70 bps
Gross Profit:	$2.1 billion	4.1%	$6.5 billion	3.3%
Gross Margin	17.85%	34 bps	17.80%	35 bps

Non-GAAP (1):
Operating Expenses	$1.7 billion	1.5%	$5.2 billion	2.1%
Operating Income	$438 million	16.0%	$1.4 billion	7.7%
Operating Margin	3.65%	43 bps	3.76%	23 bps
Net Income	$261 million	10.0%	$848 million	7.3%
Diluted Earnings Per Share	$0.46	15.0%	$1.46	9.8%

GAAP:
Operating Expenses	$1.8 billion	2.0%	$5.2 billion	0.2%
Certain Items	$60 million	20.1%	$77 million	-55.6%
Operating Income	$378 million	15.4%	$1.3 billion	17.6%
Operating Margin	3.15%	36 bps	3.55%	50 bps
Net Earnings	$217 million	22.7%	$734 million	19.6%
Diluted Earnings Per Share	$0.38	26.7%	$1.26	22.3%
Dividends Paid Per Share (2)	$0.31	3.3%	$0.91	3.4%

Business Highlights
Total Sales:	$12.0 billion	2.2%	$36.7 billion	1.2%
Broadline	$9.5 billion	2.2%	$29.1 billion	1.1%
SYGMA	$1.5 billion	-0.6%	$4.5 billion	-3.4%
Other	$1.4 billion	7.5%	$4.3 billion	11.2%
Intersegment	($354) million	11.8%	($1,117) million	15.9%

Case Growth:
Total Broadline	3.3%	30 bps	3.3%	40 bps
Local	3.3%	120 bps	2.9%	110 bps
U.S. Broadline	3.6%	50 bps	3.6%	60 bps
Local	3.4%	170 bps	2.7%	120 bps

Sysco Brand Sales:
U.S. Broadline	36.1%	0 bps	36.6%	-2 bps
Local	43.6%	56 bps	43.8%	88 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.
(2)	Based on dividends paid through March 26, 2016

Individual components in the table above may not sum to the totals due to rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For fiscal year 2015 that ended June 27, 2015, the company generated sales of more than $48 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the third quarter of fiscal 2016 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to our three-year financial objectives, including targets for adjusted operating income and adjusted ROIC, and the key levers for realizing these goals, expectations regarding the Brakes Group acquisition and related benefits, plans to reduce administrative costs, including the reduction of our U.S. broadline markets, expectations regarding expense management, expectations regarding food cost deflation and currency translation, and expectations regarding capital expenditures. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire, including the Brakes transaction, may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The Brakes Group acquisition will require a significant commitment of time and company resources, and realizing the anticipated benefits from the transaction may take longer than expected. Expectations regarding the accounting treatment of any acquisitions may change based on management’s subjective evaluation. Expectations regarding share repurchases are subject to various factors beyond management’s control, including fluctuations in the stock market, and decisions regarding share repurchases are subject to change based on management’s subjective evaluation of the company’s needs. Expectations regarding tax rates are also subject to various factors beyond management’s control. For a discussion of additional factors impacting Sysco’s business, see the company’s Annual Report on Form 10-K for the year ended June 27, 2015, as filed with the Securities and Exchange Commission, and the company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 26, 2016	Mar. 28, 2015	Mar. 26, 2016	Mar. 28, 2015
Sales	$12,002,791	$11,746,659	$36,719,028	$36,278,814
Cost of sales	9,859,966	9,689,161	30,181,394	29,947,462

Gross profit	2,142,825	2,057,498	6,537,634	6,331,352
Operating expenses	1,765,207	1,730,190	5,233,959	5,222,985

Operating income	377,618	327,308	1,303,675	1,108,367
Interest expense	57,699	69,550	231,841	177,526
Other expense (income), net	(6,952)	(8,577)	(29,956)	(8,558)

Earnings before income taxes	326,871	266,335	1,101,790	939,399
Income taxes	109,735	89,380	367,835	325,652

Net earnings	$217,136	$176,955	$733,955	$613,747

Net earnings:
Basic earnings per share	$0.38	$0.30	$1.27	$1.04
Diluted earnings per share	0.38	0.30	1.26	1.03

Average shares outstanding	566,487,516	594,030,427	576,651,249	591,009,787
Diluted shares outstanding	570,814,798	598,921,070	580,980,865	596,047,008

Dividends declared per common share	$0.31	$0.30	$0.92	$0.89

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Mar. 26, 2016	June 27, 2015	Mar. 28, 2015
ASSETS
Current assets
Cash and cash equivalents	$610,838	$5,130,044	$5,084,704
Accounts and notes receivable, less allowances of $66,066, $41,720 and $75,969	3,509,438	3,353,381	3,496,254
Inventories	2,703,635	2,691,823	2,649,752
Deferred income taxes	—	135,254	140,284
Prepaid expenses and other current assets	119,408	93,039	80,965
Prepaid income taxes	16,714	90,763	69,348

Total current assets	6,960,033	11,494,304	11,521,307
Plant and equipment at cost, less depreciation	3,900,470	3,982,143	3,970,261
Other assets
Goodwill	2,079,529	1,959,817	1,933,385
Intangibles, less amortization	193,672	154,809	154,277
Restricted cash	—	168,274	166,208
Other assets	217,390	229,934	198,707

Total other assets	2,490,591	2,512,834	2,452,577

Total assets	$13,351,094	$17,989,281	$17,944,145

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$79,836	$70,751	$79,620
Accounts payable	2,906,651	2,881,953	2,836,430
Accrued expenses	1,118,410	1,467,610	1,109,887
Accrued income taxes	—	—	—
Current maturities of long-term debt	7,175	4,979,301	313,919

Total current liabilities	4,112,072	9,399,615	4,339,856
Other liabilities
Long-term debt	4,274,884	2,271,825	7,235,941
Deferred income taxes	107,136	81,591	117,674
Other long-term liabilities	810,642	934,722	898,062

Total other liabilities	5,192,662	3,288,138	8,251,677
Commitments and contingencies
Noncontrolling interest	76,929	41,304	39,729
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,039,236	1,213,999	1,185,012
Retained earnings	8,964,542	8,751,985	8,857,277
Accumulated other comprehensive loss	(988,101)	(923,197)	(920,140)
Treasury stock at cost, 200,223,397, 170,857,231 and 171,860,470 shares	(5,811,421)	(4,547,738)	(4,574,441)

Total shareholders’ equity	3,969,431	5,260,224	5,312,883

Total liabilities and shareholders’ equity	$13,351,094	$17,989,281	$17,944,145

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	39-Week Period Ended
	Mar. 26, 2016	Mar. 28, 2015
Cash flows from operating activities:
Net earnings	$733,955	$613,747
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	66,333	61,698
Depreciation and amortization	460,664	411,842
Amortization of debt issuance and other debt-related costs	36,088	24,057
Loss on extinguishment of debt	86,460	—
Deferred income taxes	125,527	5,237
Provision for losses on receivables	15,596	17,256
Other non-cash items	(18,918)	(10,177)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(174,826)	(177,018)
(Increase) in inventories	(6,825)	(97,389)
Decrease in prepaid expenses and other current assets	20,530	1,540
Increase in accounts payable	11,358	37,239
(Decrease) increase in accrued expenses	(357,503)	100,921
Increase (decrease) in accrued income taxes	93,601	(13,323)
Decrease (increase) in other assets	4,954	(4,396)
(Decrease) in other long-term liabilities	(84,076)	(96,838)
Excess tax benefits from share-based compensation arrangements	(23,937)	(13,897)

Net cash provided by operating activities	988,981	860,499

Cash flows from investing activities:
Additions to plant and equipment	(360,883)	(437,286)
Proceeds from sales of plant and equipment	12,623	15,404
Acquisition of businesses, net of cash acquired	(167,701)	(29,177)
Decrease (increase) in restricted cash	168,274	(20,796)
Purchase of foreign currency options	(34,648)	—

Net cash used for investing activities	(382,335)	(471,855)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	—	(129,999)
Other debt borrowings	2,028,639	5,045,345
Other debt repayments	(77,842)	(34,184)
Redemption of senior notes	(5,050,000)	—
Debt issuance costs	(20,491)	(30,980)
Cash paid for settlement of cash flow hedge	(6,134)	(188,840)
Cash received from the termination of interest rate swap agreements	14,496	—
Proceeds from stock option exercises	222,798	201,764
Accelerated share and treasury stock purchases	(1,711,481)	—
Dividends paid	(523,665)	(516,540)
Excess tax benefits from share-based compensation arrangements	23,937	13,897

Net cash (used for) provided by financing activities	(5,099,743)	4,360,463

Effect of exchange rates on cash	(26,109)	(77,449)

Net (decrease) increase in cash and cash equivalents	(4,519,206)	4,671,658
Cash and cash equivalents at beginning of period	5,130,044	413,046

Cash and cash equivalents at end of period	$610,838	$5,084,704

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$158,957	$115,969
Income taxes	165,904	345,624

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include restructuring costs (consisting of severance charges, facility closure charges, professional fees incurred related to our three-year strategic plan and costs associated with changes to our business technology strategy), acquisition costs (consisting of merger and integration planning and termination costs in connection with the merger that had been proposed with US Foods, Inc. (US Foods) and Brakes transaction costs for the pending acquisition of these operations), and acquisition financing costs (consisting of US Foods related financing costs and Brakes financing loan costs). The US Foods costs were limited to the first quarter of fiscal 2016 and the first 39 weeks of fiscal 2015. The Brakes costs were limited to the third quarter of fiscal 2016. These fiscal 2016 and fiscal 2015 items are collectively referred to as “Certain Items”. Management believes that adjusting its operating expenses, operating income, operating margin as a percentage of sales, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. As indicated above, Sysco believes that the adjusted totals facilitate comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week Period Ended Mar. 26, 2016	13-Week Period Ended Mar. 28, 2015	13-Week Period Change in Dollars	13-Week Period % Change
Sales	$12,002,791	$11,746,659	$256,132	2.2%

Operating expenses (GAAP)	$1,765,207	$1,730,190	$35,017	2.0%
Impact of restructuring costs (1)	(59,443)	(365)	(59,078)	NM
Impact of acquisition-related costs (2)	(586)	(49,609)	49,023	-98.8

Operating expenses adjusted for certain items (Non-GAAP)	$1,705,178	$1,680,216	$24,962	1.5%

Operating income (GAAP)	$377,618	$327,308	$50,310	15.4%
Impact of restructuring costs (1)	59,443	365	59,078	NM
Impact of acquisition-related costs (2)	586	49,609	(49,023)	-98.8

Operating income adjusted for certain items (Non-GAAP)	$437,647	$377,282	$60,365	16.0%

Operating margin (GAAP)	3.15%	2.79%	0.36%	12.9%
Operating margin (Non-GAAP)	3.65%	3.21%	0.43%	13.5%

Interest expense (GAAP)	$57,699	$69,550	$(11,851)	-17.0%
Impact of acquisition financing costs (3)	(10,495)	(41,331)	30,836	-74.6

Adjusted interest expense (Non-GAAP)	$47,204	$28,219	$18,984	67.3%

Net earnings (GAAP) (4)	$217,136	$176,955	$40,181	22.7%
Impact of restructuring cost (net of tax) (1)	37,271	243	37,028	NM
Impact of acquisition-related costs (net of tax) (2)	368	32,960	(32,592)	-98.9
Impact of acquisition financing costs (net of tax) (3)	6,581	27,460	(20,879)	-76.0

Net earnings adjusted for certain items (Non-GAAP) (4)	$261,356	$237,618	$23,738	10.0%

Diluted earnings per share (GAAP) (4)	$0.38	$0.30	$0.08	26.7%
Impact of restructuring costs (1)	0.07	—	0.07	NM
Impact of acquisition-related costs (2)	—	0.06	(0.06)	NM
Impact of acquisition financing costs (3)	0.01	0.05	(0.04)	-80.0

Diluted EPS adjusted for certain items (Non-GAAP) (4) (5)	$0.46	$0.40	$0.06	15.0%
Diluted shares outstanding	570,814,798	598,921,070

(1)	Includes severance charges, professional fees on 3 year financial objectives, facility closure costs and costs associated with our revised business technology strategy.
(2)	Includes US Foods merger and integration planning and transaction costs (third quarter fiscal 2015 only) and Brakes Acquisition transaction costs (third quarter fiscal 2016 only)
(3)	Includes US Foods financing costs (third quarter fiscal 2015 only) and Brakes Acquisition financing costs (third quarter fiscal 2016 only)
(4)	The net earnings and diluted earnings per share impacts are shown net of tax. The tax impact of adjustments for Certain Items was $26,304 and $30,642 for the 13-week periods ended March 26, 2016 and March 28, 2015, respectively. Amounts are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction.
(5)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 26, 2016	39-Week Period Ended Mar. 28, 2015	39-Week Period Change in Dollars	39-Week Period % Change
Sales	$36,719,028	$36,278,814	$440,214	1.2%

Operating expenses (GAAP)	$5,233,959	$5,222,985	$10,974	0.2%
Impact of restructuring cost (1)	(66,913)	(6,110)	(60,803)	NM
Impact of acquisition costs (2)	(10,402)	(168,109)	157,707	-93.8

Operating expenses adjusted for certain items (Non-GAAP)	$5,156,644	$5,048,766	$107,878	2.1%

Operating income (GAAP)	$1,303,675	$1,108,367	$195,308	17.6%
Impact of restructuring cost (1)	66,913	6,110	60,803	NM
Impact of acquisition costs (2)	10,402	168,109	(157,707)	-93.8

Operating income adjusted for certain items (Non-GAAP)	$1,380,990	$1,282,586	$98,404	7.7%

Operating margin (GAAP)	3.55%	3.06%	0.50%	16.2%
Operating margin (Non-GAAP)	3.76%	3.54%	0.23%	6.4%

Interest expense (GAAP)	$231,841	$177,526	$54,315	30.6%
Impact of acquisition financing costs (3)	(105,330)	(97,091)	(8,239)	8.5

Adjusted interest expense (Non-GAAP)	$126,511	$80,435	$46,076	57.3%

Net earnings (GAAP) (4)	$733,955	$613,747	$120,208	19.6%
Impact of restructuring cost (net of tax) (1)	41,955	3,991	37,964	NM
Impact of acquisition costs (net of tax) (2)	6,522	109,826	(103,304)	-94.1
Impact of acquisition financing costs (net of tax) (3)	66,042	63,430	2,612	4.1

Net earnings adjusted for certain items (Non-GAAP) (4)	$848,474	$790,994	$57,480	7.3%

Diluted earnings per share (GAAP) (4)	$1.26	$1.03	$0.23	22.3%
Impact of restructuring cost (1)	0.07	—	0.07	NM
Impact of acquisition costs (2)	0.01	0.18	(0.17)	-94.4
Impact of acquisition financing costs (3)	0.11	0.11	—	—

Diluted EPS adjusted for certain items (Non-GAAP) (4) (5)	$1.46	$1.33	$0.13	9.8%

Diluted shares outstanding	580,980,865	596,047,008

(1)	Includes severance charges, professional fees on 3 year financial objectives, facility closure costs and costs associated with our revised business technology strategy.
(2)	Includes US Foods merger and integration planning and transaction costs (first quarter 2016 and 39 weeks fiscal 2015 only) and Brakes Acquisition transaction costs (third quarter fiscal 2016 only)
(3)	Includes US Foods financing costs (first quarter 2016 and 39 weeks fiscal 2015 only) and Brakes Acquisition financing costs (third quarter fiscal 2016 only)
(4)	The net earnings and diluted earnings per share impacts are shown net of tax. The tax impact of adjustments for Certain Items was $68,126 and $94,063 for the 39-week periods ended March 26, 2016 and March 28, 2015, respectively. Amounts are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction.
(5)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented are reconciled to net cash provided by operating activities.

	39-Week Period Ended Mar. 26, 2016	39-Week Period Ended Mar. 28, 2015	39-Week Period Change in Dollars	39-Week Period % Change
Net cash provided by operating activities (GAAP)	$988,981	$860,499	$128,482	14.9%
Additions to plant and equipment	(360,883)	(437,286)	76,403	17.5
Proceeds from sales of plant and equipment	12,623	15,404	(2,781)	-18.1

Free Cash Flow (Non-GAAP)	$640,721	$438,617	$202,104	46.1%

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Real Growth

Real growth represents our sales growth after removing the impact of food cost inflation / deflation, sales from acquisitions that occurred within the last 12 months and the impact of foreign exchange rate translation. Sysco considers real growth to be a performance measure that provides useful information to management and investors about the amount of sales growth organically generated. Real growth is a commonly used metric within the food-away-from-home industry. The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s sales growth for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the components of real growth noted above.

	13-Week Period Ended Mar. 26, 2016	13-Week Period Ended Mar. 28, 2015	39-Week Period Ended Mar. 26, 2016	39-Week Period Ended Mar. 28, 2015
Sales Growth (GAAP)	2.2%	4.2%	1.2%	6.0%
Less:
Food cost inflation (deflation)	-0.4	3.7	-0.5	4.8
Acquisitions	0.9	0.6	0.6	0.6
Impact of foreign exchange rate translation	-1.0	-1.3	-1.6	-0.9

Real Growth (Non-GAAP) (1)	2.7%	1.2%	2.7%	1.4%

(1)	Individual components of real growth may not add to the total presented due to rounding.